UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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CYTEC INDUSTRIES INC.

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CYTEC INDUSTRIES INC.

5 GARRET MOUNTAIN PLAZA

WEST PATERSON, NJ 07424

Notice of Annual Meeting

of Common Stockholders to be held

April 19, 2007

March 9, 2007

To Our Stockholders:

We will hold our Annual Meeting of Common Stockholders at the Marriott at Glenpointe Hotel, Teaneck, New Jersey 07666 on Thursday, April 19, 2007 at 1:00 p.m. The purpose of the meeting is (i) to elect three directors, (ii) to ratify the selection of KPMG LLP as our auditors for 2007, and (iii) to transact any other business that properly comes before the meeting.

You must have been a holder of our common stock at the close of business on February 23, 2007 to be entitled to notice of and to vote at the meeting or at any postponement or adjournment.

Since stockholders cannot take any action at the meeting unless a majority of the outstanding shares of common stock is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting.

If you cannot attend the meeting, please promptly submit your proxy by telephone, Internet or by signing and dating the enclosed proxy card and mailing it in the enclosed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors,

R. Smith

Secretary

CYTEC INDUSTRIES INC.

5 GARRET MOUNTAIN PLAZA

WEST PATERSON, NJ 07424

Proxy Statement for

Annual Meeting of Common Stockholders

to be held April 19, 2007

March 9, 2007

This proxy statement contains information relating to our Annual Meeting of Common Stockholders, which will be held on Thursday, April 19, 2007, beginning at 1:00 p.m., at the Marriott at Glenpointe Hotel, Teaneck, New Jersey 07666, and at any postponement or adjournment of that meeting. We are first sending this Proxy Statement and the enclosed form of proxy to stockholders on or about March 9, 2007. For purposes of this Proxy Statement, unless the context indicates otherwise, the use of the words “we”, “us”, “our”, “Company” and “Cytec” shall refer to Cytec Industries Inc.

ABOUT THE MEETING

What is the purpose of the meeting?

At the annual meeting, stockholders will vote (i) to elect three directors and (ii) to ratify the selection of KPMG LLP as our auditors for 2007. In addition, our management will be present to report on our company and respond to questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, February 23, 2007, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who may attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting in order to obtain an admission ticket.

What is a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of our shares of common stock outstanding on the record date will constitute a quorum. A quorum is necessary in order for business to be conducted at the meeting. As of the record date, 47,847,669 shares of our common stock were outstanding. Proxies received, but marked as abstentions and broker non-votes, will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

The accompanying proxy is solicited by our Board of Directors. You may vote by telephone or via the Internet by following the instructions on the enclosed proxy card or you may complete and properly sign the accompanying proxy card and return it to us. If voted by any of these methods, your vote will be cast as you direct. Do not return the proxy card if you vote by telephone or via the Internet. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting.

May I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy card bearing a later date. A vote by telephone or via the Internet may be revoked by executing a later-dated proxy card, by subsequently voting by telephone or through the Internet, or by attending the annual meeting and voting in person.

How do I vote my Savings Plan shares?

If you participate in our Employee Savings and Profit Sharing Plan, Employee Savings Plan or Employee Stock Purchase Plan, shares of our common stock equivalent to the value of the common stock interest credited to your account under the respective plan will be voted automatically by the trustee in accordance with your proxy, if the proxy is received by April 12, 2007. Otherwise, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from all plan participants.

What are Our Board’s recommendations?

Our Board of Directors recommends that you vote (i) to elect the nominated slate of directors and (ii) to ratify the appointment of KPMG LLP to audit our 2007 consolidated financial statements. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with this recommendation.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote in accordance with their own discretion.

CORPORATE GOVERNANCE

Our Board of Directors seeks to ensure that our business is managed in the best long-term interests of our stockholders. Our business is conducted by its employees under the direction of our Chief Executive Officer (“CEO”) and our other officers and managers. Our Board of Directors provides oversight to the CEO and other officers and managers as it reviews and approves our major business and financial strategies. Our Board also approves significant capital projects and commitments, acquisitions, divestitures and long-term financings. Our Board is responsible for hiring and assessing the performance of the CEO and determining his compensation and, through the Compensation Committee, the compensation of our other officers. Our Board regularly reviews succession planning strategy and plans for the CEO and other senior officers. Our Board believes that it is critical that we operate in compliance with all applicable laws and to the highest ethical standard. Our Board believes that the long-term interests of our stockholders are advanced by appropriately addressing concerns of other stakeholders affected by our actions, including our employees and the communities in which we operate.

A summary of certain important corporate governance practices follows:

Director Independence

A majority of our directors must be independent directors under the New York Stock Exchange (“NYSE”) Listed Company rules. The NYSE rules provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). In addition to the NYSE rules regarding independence, our Board has adopted the following standards in determining whether a director has a material relationship with us:

•              the individual may not have been an employee of ours or any of our affiliates within the preceding five years;

•              the individual may not have within the previous five years been affiliated with or employed by an entity that has served as our auditor within the last five years;

•              the individual may not have been part of an interlocking directorate in which one of our executive officers serves on the compensation committee of another corporation that employs such person;

•              no immediate family member of the individual may fall within any of the preceding three categories; and

•              the individual may not have received any compensation from us within the past year other than for serving as a director.

Based on these independence standards and all of the relevant facts and circumstances, our Board determined that the following directors are considered independent: Thomas W. Rabaut, Chris A. Davis, Anthony G. Fernandes, Louis L. Hoynes, Jr., Barry C. Johnson, William P. Powell, Jerry R. Satrum, James R. Stanley and Raymond P. Sharpe.

Standards for Directors

In addition to the independence requirements, our Board has established the following standards for individuals to serve on our Board of Directors:

•              Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders;

•              Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively;

•              Directors are required to inform our Chairman of the Board of any significant change in their personal circumstances, including a change in their principal job responsibilities or acceptance of another directorship; and

•              Directors are not eligible for re-election as a director on or after their 72nd birthday.

Principles of Corporate Governance/Committee Charters/Codes of Ethics

We have published on our website (www.cytec.com) our Principles of Corporate Governance, the charter of each of the Audit, Compensation and Management Development, Environmental, Health and Safety, Governance and Technology Committees of our Board, as well as our Code of Conduct that applies to all employees, or Code of Ethics for Financial Executives and our Code of Ethics for Senior Executives. Any waiver of, or amendments to, the codes of ethics for directors or executive officers, including the chief executive officer, the chief financial officer and the principal accounting officer, may be approved only by our Board and any such waivers or amendments will be disclosed promptly by us by posting such waivers or amendments on our website. Additionally, the Audit Committee is informed of any waivers of the Code of Conduct for any of our employees. Copies of each of the Principles of Corporate Governance, the Committee charters and the codes of ethics referred to above are also available free of charge by writing to our Secretary, Cytec Industries Inc., Five Garret Mountain Plaza, West Paterson, New Jersey 07424.

Executive Sessions of Non-Employee Directors

Non-employee directors ordinarily meet in executive session without management present at regularly scheduled Board meetings and may meet at other times at the discretion of the presiding independent director or at the request of any non-employee director. The presiding director at such sessions rotates among the chairs of the Governance Committee, the Audit Committee and the Compensation and Management Development Committee on an annual basis.

Stockholder and Interested Party Communications with the Board of Directors

Stockholders and interested parties may communicate directly to our Board of Directors or all of the non-management directors as a group with regard to Cytec. Any such communication may be mailed to the Cytec Compliance Office, Cytec Industries Inc., Five Garret Mountain Plaza, West Paterson, New Jersey 07424 or submitted in any other manner described on the Compliance Office page of our web site (www.cytec.com). All such communications shall be promptly reviewed by our Compliance Office and sent to the Board of Directors or all of the non-management directors as a group, as appropriate.

OUR BOARD OF DIRECTORS AND BOARD COMMITTEES

Our Board of Directors is divided into three classes, the terms of which expire at the annual meetings in the following years:

2007	2008	2009
Chris A. Davis	Anthony G. Fernandes	Barry C. Johnson
Louis L. Hoynes, Jr.	David Lilley	Thomas W. Rabaut
William P. Powell	Jerry R. Satrum	James R. Stanley
Raymond P. Sharpe

The Board of Directors held seven meetings during 2006 and each director attended at least seventy-five percent of the Board and respective committee meetings. All members of the Board attended the 2006 Annual Meeting of Stockholders.

Committees of the Board

To increase its effectiveness and efficiency, our Board of Directors has established five committees to which it has delegated substantial responsibilities. The duties and responsibilities of our Board Committees are set forth in charters which have been approved by our Board of Directors. The charters may be viewed on our website (www.Cytec.com). Set forth below is certain information about these Committees.

•              Audit Committee.    Our Audit Committee is comprised of Ms. Davis (Chair) and Messrs. Fernandes, Powell and Satrum. The Audit Committee is empowered by the Board of Directors to, among other things, assist in the oversight of our: accounting and financial reporting processes and the integrity of our financial statements; annual audit and our internal audit function; and compliance with legal and regulatory requirements as they may impact our financial statements. The Audit Committee also has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm (the “auditors”).

Our Board has determined that each of the members of the Audit Committee is financially literate, has a basic understanding of finance and accounting and is able to read and understand fundamental financial statements. Our Board has also determined that each member of the Audit Committee is an independent director, based on the NYSE listing rules, the exchange on which our shares of common stock are listed, the Securities and Exchange Commission’s additional independence requirements for audit committee members, and our Principles of Corporate Governance. In addition, our Board has determined that three of the members of our Audit Committee, among them Ms. Davis, are “audit committee financial experts”, as defined in applicable Securities and Exchange Commission rules.

The Audit Committee held seven meetings during 2006. The Audit Committee’s report on its activities during 2006 appears later in this proxy statement under the caption “Audit Committee Report”.

•              Compensation and Management Development Committee.    Our Compensation and Management Development Committee (the “Compensation Committee”) is comprised of Messrs. Fernandes, Hoynes, Johnson and Satrum (Chair). Each of its members is an independent director based on the independence standards discussed under the heading “Director Independence” and all of the relevant facts and circumstances. The Compensation Committee’s purpose is to review and approve compensation arrangements for our officers other than our Chief Executive Officer (the “CEO”) and to review and recommend for approval to our Board of Directors the compensation for the CEO. In May 2006, the responsibility for reviewing and recommending changes in the Board of Director’s compensation was transferred to the Governance Committee. The Compensation Committee also approves the aggregate amount of equity awards to be awarded to our non-officers (including assistant officers) (“Non-Officers”). The Compensation Committee may delegate to our CEO the authority to allocate and award equity grants to Non-Officers up to an amount not to exceed the number approved by our Compensation Committee. This Committee also approves compensation plans for our officers, authorizes incentive compensation and equity-based plans, evaluates our CEO’s and other officers’ performances against established goals and objectives, and makes related recommendations. This Committee also reviews succession plans for our CEO and other executive management positions. Our Compensation and Management Development Committee held three meetings during 2006.

•              Environmental, Health and Safety Committee.    Our Environmental, Health and Safety Committee is comprised of Messrs. Johnson, Sharpe and Stanley (Chair). This Committee reviews, monitors and, as it deems appropriate, advises our Board of Directors with respect to our policies and practices in the areas of occupational health and safety and environmental affairs. The Environmental, Health and Safety Committee held two meetings during 2006.

•              Governance Committee.    Our Governance Committee is comprised of Messrs. Fernandes, Hoynes and Powell (Chair). Each of its members is an independent director based on the independence standards discussed under the heading “Director Independence” and all of the relevant facts and circumstances. This Committee was responsible for developing and recommending to the Board our Principles of Corporate Governance and is responsible for periodically reviewing and recommending changes to such principles. This Committee also makes recommendations to the Board on candidates for election to our Board and committee assignments. Effective May 2006 this Committee also assumed responsibility for reviewing and recommending changes in the Board of Directors’ compensation. Our Governance Committee held two meetings during 2006.

Our Governance Committee will consider nominees recommended by stockholders who submit such recommendations in writing to our Secretary and include the candidate’s name, biographical data and qualifications. Stockholders recommending nominees must disclose the stockholder’s name and address, class and number of shares of our stock that are owned, the length of such ownership and any relationship between the stockholder and the nominee. Stockholders must also comply with such other procedural requirements as we may establish from time to time. Each nominee is evaluated by our Governance Committee and should have distinguished him or herself in a career in industry, government or academia and should be capable of offering sound advice and counsel to us and our CEO. Nominees must possess the highest personal and professional ethics, integrity and values and must be eligible to serve a minimum of five years under our age qualification rules. The Governance Committee considers not only the individual talents and skills of each nominee, but also the range of talents and skills represented by all members of our Board of Directors. Our Governance Committee typically uses the services of an executive search firm to help it to identify, evaluate and attract the best candidates for nomination as a director.

•              Technology Committee.    Our Technology Committee is comprised of Messrs. Johnson (Chair), Sharpe and Stanley. This Committee will review and make recommendations to our management regarding the strength and integrity of our research and new product development processes and disciplines and will evaluate the adequacy of our research and development organization’s talent resource plans. In addition, this Committee advises our Board of Directors on the Company’s management of scientific and technology matters. The Technology Committee was formed in October, 2006 and did not hold its first meeting until 2007.

AUDIT COMMITTEE REPORT

Our powers and responsibilities, and the qualifications required of each of our members, are set forth in the Audit Committee Charter (the “Charter”). The full text of the Audit Committee Charter may be viewed on Cytec’s website (www.cytec.com).

Responsibilities.    We meet periodically with Cytec’s auditors, internal auditors and management, including each in executive session. Management is solely responsible for the financial statements and the financial reporting process, including the system of internal controls. Management has represented to us and the Board of Directors that the financial statements discussed below were prepared in accordance with accounting principles generally accepted in the United States of America appropriate in the circumstances and necessarily include some amounts based on management’s estimates and judgments and that an evaluation was carried out under the supervision and with the participation of Cytec’s Chief Executive Officer and Chief Financial Officer of the effectiveness of Cytec’s internal controls as of December 31, 2006. Cytec’s auditors, KPMG LLP (“KPMG”), are responsible for expressing an opinion on the conformity of these financial statements, in all material respects, with accounting principles generally accepted in the United States of America and an opinion on management’s assessment of and effectiveness of Cytec’s internal controls.

Independence.    As part of our responsibilities, we pre-approve the services provided by KPMG and the related fees paid to them for audit and non-audit services and consider the effect of such services and the related fees on KPMG’s independence. Details regarding fees paid to KPMG during the years 2006 and 2005 are set forth in this proxy statement under the caption “Fees Paid to the Auditors”. We have concluded that the services provided by KPMG and the compensation therefor is compatible with maintaining KPMG’s independence.

Recommendation.    Acting pursuant to our Charter, we reviewed Cytec’s audited consolidated financial statements at, and for the year ended, December 31, 2006 and discussed such financial statements with management and the auditors, and recommended to the Board of Directors that such financial statements be included in Cytec’s Annual Report on Form 10-K for 2006. This recommendation was based on: our review of the audited financial statements; discussion of the financial statements with management; discussion with KPMG of the matters required to be discussed by Statement on Auditing Standards No. 61 as well as other matters including the written material disclosed below; receipt from KPMG of the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); receipt from KPMG of the written disclosures and letter required by Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements; receipt of the document entitled “KPMG-Our System of Quality Controls”; and KPMG’s confirmation that: (i) it would issue its opinions that the financial statements present fairly, in all material respects, Cytec’s financial position and the results of Cytec’s operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America and (ii) management’s assessment that Cytec has maintained effective internal controls over financial reporting as of December 31, 2006 is fairly stated, in all material respects, and that Cytec maintained effective internal controls over financial reporting as of December 31, 2006, in all material respects.

C.A. Davis, Chair

A.G. Fernandes

W.P. Powell

J.R. Satrum

February 27, 2007

AGENDA ITEM 1

ELECTION OF DIRECTORS

In accordance with the recommendation of the Governance Committee, our Board of Directors has nominated Chris A. Davis, Louis L. Hoynes, Jr., and William P. Powell for election as directors for three-year terms ending at the 2010 Annual Meeting until a successor is duly elected and qualified. Each nominee is currently serving as a director. Each nominee has consented to serve if elected. The nominees’ biographies, as well as the biographies of the other directors, are set forth below.

Our Board of Directors recommends a vote for the election of each of these nominees as directors.

If at the time of the meeting any of the nominees is not available to serve as director, an event which our Board does not anticipate, the proxies will be voted for a substitute nominee or nominees designated by or at the direction of our Board, unless our Board has taken prior action to reduce the size of the Board.

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. Therefore, an abstention or a broker non-vote is neither an affirmative nor a negative vote, and will not have any effect on the outcome of the election.

A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Board of Directors Membership

Set forth below is certain information concerning the nominees and our other directors whose terms of office will continue after the meeting.

Chris A. Davis, age 56, has been our director since April 2000. Ms. Davis has been a general partner of Forstmann Little & Co. (“Forstmann”) since November 2005 and was previously a Special Limited Partner since August 2001. Ms. Davis was Chairman of McLeodUSA (“McLeodUSA”), a telecommunication services provider, from August 2005 until January 2006 and was Chairman and Chief Executive Officer from April 2002 until August 2005. Prior to this, Ms. Davis was Chief Operating and Financial Officer of McLeodUSA from August 2001 until April 2002. Prior to her positions at McLeodUSA, Ms. Davis was Executive Vice President and Chief Financial and Administrative Officer of ONI Systems Corp. from May 2000. From July 1993 through April 2000, Ms. Davis was Executive Vice President and Chief Financial and Administrative Officer and a director of Gulfstream Aerospace Corp. and, upon General Dynamics Corporation’s acquisition of Gulfstream in July 1999, a vice president of General Dynamics Corporation. Before joining Gulfstream in 1993, Ms. Davis held numerous financial positions during her

17 year career at General Electric Company. McLeodUSA filed for a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code in October 2005 and emerged from bankruptcy protection in January 2006. Ms. Davis is a director of Rockwell Collins, Inc.

Anthony G. Fernandes, age 61, has been our director since July 2002. Mr. Fernandes was Chairman, Chief Executive Officer and President of Philip Services Corporation, an industrial services and integrated metals recovery company, from 1999 to 2002. Prior to joining Philip Services, Mr. Fernandes worked at Atlantic Richfield Company for more than 30 years, including from 1994 to 1999 as Executive Vice President and director. In addition, from 1997 to 1998 he was chairman of ARCO Chemical, a publicly traded company owned 80% by Atlantic Richfield. Mr. Fernandes is a director of Baker Hughes Corporation, Tower Automotive, Inc. and Black and Veatch.

Louis L. Hoynes, Jr., age 71, has been our director since December 1994. Until September 2004, Mr. Hoynes was elected to the Board on an annual basis by the holder of our Series C Preferred Stock. After we redeemed the Series C Preferred Stock in September 2004, Mr. Hoynes’ term automatically ended. Our Board then elected Mr. Hoynes to fill a vacancy on our Board. Mr. Hoynes was Executive Vice President and General Counsel of Wyeth until his retirement on July 1, 2003, having served in that capacity since 1990. Prior to that time he was a partner in the law firm of Willkie Farr & Gallagher.

Barry C. Johnson, age 63, has been our director since August 2003. Dr. Johnson retired as Dean of Engineering at Villanova University, having been appointed to that position in 2002. Previously, he was Senior Vice President and Chief Technology Officer of Honeywell International Inc. from 2000; prior to that Dr. Johnson served as Corporate Vice President of Motorola, Inc. and Chief Technology Officer for that company’s Semiconductor Product Sector. He joined Motorola in 1976 and held a variety of technology, product development and operations leadership positions during his 16 year career with the company. Dr. Johnson is a director of Rockwell Automation, Inc. and IDEXX Laboratories, Inc.

David Lilley, age 60, has been our director since January 1997. Mr. Lilley is our Chairman (since January 1999), President (since January 1997) and Chief Executive Officer (“CEO”) (since May 1998). From 1994 until January 1997, he was a vice president of American Home Products Corporation, responsible for its Global Medical Device business. Prior to that time, he was a vice president and a member of the Executive Committee of American Cyanamid Company (“Cyanamid”).

William P. Powell, age 51, has been our director since our formation in December 1993. Mr. Powell is a Managing Director of Williams Street Advisors LLC, a merchant banking firm, having served in that capacity since May 2001. Prior thereto, he had been Managing Director, Corporate Finance, of UBS Warburg LLC and its predecessor, Dillon, Read & Co. Inc., since January 1991. Mr. Powell is a director of International Executive Service Corps and CONSOL Energy, Inc.

Jerry R. Satrum, age 62, has been our director since May 1996. Before his retirement from Georgia Gulf Corporation in 1998, he served as Georgia Gulf’s Chief Executive Officer (1991-1998), President (1989-1997) and Vice President - Finance and Treasurer (from its inception until 1989). Mr. Satrum has been a director of Georgia Gulf Corporation since its inception.

Thomas W. Rabaut, age 58, has been our director since February 2007. Mr. Rabaut was President and Chief Executive Officer of United Defense Industries Inc. and its predecessors from 1994 until June 2005 when it was acquired by BAE Systems PLC. Mr. Rabaut then became President of the Land & Armaments Group of BAE Systems until his retirement in January 2007.

Raymond P. Sharpe, age 58, has been our director since April 2005. He has been President and CEO of Isola Group, a privately held manufacturer of base materials for printed circuit boards since June 2004. The principal investor in Isola Group is the Texas Pacific Group. For more than ten years prior thereto, he was CEO of the Cookson Electronics Division of Cookson Group PLC., London UK. He served as Director of Cookson Group PLC from 1995 until 2004 and a Director of SPS Technologies Inc., a manufacturer of aerospace components from 1994 until 2004.

James R. Stanley, age 63, has been our director since October 2001. Mr. Stanley retired as President and Chief Executive Officer of Howmet Corporation, a manufacturer of turbine engine components used in jet aircraft and industrial gas power generation that is a wholly-owned subsidiary of Alcoa Inc. in January, 2003. He had served in that capacity since July, 2000. Prior to that time, Mr. Stanley had served as a Senior Vice President of Howmet for more than five years.

AGENDA ITEM 2

RATIFICATION OF THE APPOINTMENT

OF THE AUDITORS

RESOLVED, that the appointment by our Audit Committee of the firm of KPMG to audit our 2007 consolidated financial statements is hereby ratified.

Our Audit Committee has selected KPMG as the auditors to perform the audit of our financial statements for 2007. KPMG has audited our consolidated financial statements since our inception in 1993. KPMG has offices or affiliates at or near most of the locations where we operate. KPMG is an independent registered public accounting firm.

Before making its recommendation for appointment, the Audit Committee carefully considered KPMG’s qualifications. This consideration included a review of KPMG’s performance in prior years, its independence, as well as its reputation for integrity and for competence in the fields of accounting and auditing. Our Audit Committee has expressed its satisfaction with KPMG. In February 2007, KPMG advised the Audit Committee that it believed that the resolution of all litigation against KPMG will not affect its ability to serve as our auditors.

Representatives of KPMG will attend the Annual Meeting and may make a statement if they desire to do so. They will be available to respond to appropriate stockholder questions at the Meeting.

We are asking our stockholders to ratify the selection of KPMG as our auditors. Although ratification is not required by our by-laws, our Board of Directors is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, our Audit Committee in its discretion may select different auditors at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Approval of this proposal to ratify the appointment of KPMG as our auditors requires the receipt of the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote. The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as “shares Present” at the meeting for purposes of determining whether a quorum exists and have the effect of a vote “against” any matter as to which they are specified. If Agenda Item 2 does not pass, the selection of auditors will be reconsidered by our Audit Committee.

Our Board of Directors unanimously recommends that stockholders vote for the proposal to ratify the Audit Committee’s selection of KPMG as our auditors for 2007.

FEES PAID TO THE AUDITORS

Pre-Approval Policies and Procedures.    Our Audit Committee is required to pre-approve the audit and non-audit services performed by the auditors in order to assure that the provision of such services does not impair the auditors’ independence. Our Audit Committee specifically pre-approves all audit fees, audit related fees, tax service fees and all other fees. Our Audit Committee has delegated authority to the Chair of the Committee to approve any services not exceeding $50,000 not specifically pre-approved by the Committee provided that disclosure of such services and fees is made to the Audit Committee at the next scheduled meeting following such approval. During the years ended December 31, 2006 and 2005, all services provided by the auditors received specific pre-approval.

In connection with the audit of the 2006 financial statements, we entered into an engagement letter with KPMG which sets forth the terms by which KPMG will perform its audit services. Under the terms of the engagement letter, certain of our rights have been limited, such as, any disputes will be governed by binding arbitration instead of us having the ability to utilize the court systems and we are precluded from recovering punitive damages in a legal action against KPMG.

Audit Fees.    The aggregate fees billed by KPMG for professional services rendered for the audit of our consolidated financial statements, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, and with respect to 2005, for various consents and a comfort letter for each of the years ended December 31, 2006 and 2005 were approximately $4.3.

Audit-Related Fees.    There were no audit related fees in 2006 or 2005.

Tax Fees.    The aggregate fees billed by KPMG for tax services, primarily services regarding the preparation of certain of our international legal entities’ income tax returns, for the years ended December 31, 2006 and 2005 were approximately $0.6 million and $0.5 million respectively.

All Other Fees.    We did not utilize KPMG for any other services during the two years ended December 31, 2006.

As advised in the Audit Committee Report, our Audit Committee considered whether, and concluded that, provision of these services is compatible with maintaining KPMG’s independence.

CYTEC STOCK OWNERSHIP BY DIRECTORS AND OFFICERS

The following table sets forth, as of January 31, 2007, the total beneficial ownership of Cytec’s Common Stock by Cytec’s directors and the five executive officers named in the Summary Compensation table (see the “Executive Compensation” portion of this proxy statement):

Beneficial Stock Ownership of Directors & Officers

Name	Record & Street Name Shares(1)	+	Savings Plan Shares(2)	+	Deferred Stock Shares(3)	+	Stock Option Shares(4)	=	Total Beneficial Ownership	Percent of Class
W. N. Avrin	28,995		10,405				153,073		192,473.4
J. P. Cronin	55,449		29,041		72,111		354,833		511,434	1.1
C. A. Davis	1,199				2,486		25,500		29,185.1
A.G. Fernandes	2,223				3,280		12,000		17,503	(5)
S. D. Fleming	23,272		5,374		11,179		52,833		92,658.2
L. L. Hoynes, Jr.	1,319				2,486		6,000		9,805	(5)
B.C. Johnson	1,029				2,486		7,500		11,015	(5)
D. Lilley(6)	37,072		7,367		141,994		1,143,332		1,329,765	2.7
W. P. Powell	6,799						31,500		38,299.1
T. W. Rabaut(7)
J. R. Satrum	21,294						31,500		52,794.1
R. P. Sharpe	1,816				2,290		2,000		6,106	(5)
S. C. Speak	7,250		12,271		13,225		68,166		100,912.2
J. R. Stanley	1,528				2,486		16,500		20,514	(5)

All directors and officers as a group (18 persons)(6)	247,605		113,368		302,973		2,279,469		2,943,415	5.9

(1)	Includes performance shares which are subject to possible forfeiture if conditions to vesting are not met. Also includes for each of Mr. Powell and Mr. Fernandes shares held in family trusts or foundations. Also includes for each of Messrs. Avrin, Cronin, Hoynes and Sharpe shares owned jointly with his wife.

(2)	Represents the officers’ proportionate share of our Common Stock held by the Cytec Employees’ Savings & Profit Sharing Plan and the Cytec Supplemental Savings and Profit Sharing Plan at January 31, 2007. In the case of Mr. Cronin, also includes shares held in an Individual Retirement Account.

(3)	Shares issuable under 1993 Stock Award and Incentive Plan (the “1993 Plan”) following termination of employment or, as to the directors, retirement from the Board of Directors.

(4)	Shares which may be acquired within 60 days through the exercise of stock options, regardless of whether the exercise price is below, at or above the current market price of our common stock.

(5)	Less than .1%

(6)	The number of shares shown excludes the following shares as to which beneficial ownership is disclaimed: 203 shares owned by Mr. Lilley as custodian for a child; and 1,203 shares for all directors and officers as a group.

(7)	Mr. Rabaut was not elected as a director until February 1, 2007.

None of the shares reflected in the stock ownership table have been pledged as security.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of copies of 152 forms 3, 4 and 5 received by us, we believe that during 2006 all filings required under Section 16(a) of the Securities Exchange Act of 1934 were complied with by our directors, officers and greater than ten-percent beneficial owners. After year end, Mr. Sharpe filed a Form 5 approximately one week late reporting the acquisition of seven shares of our stock during 2006 pursuant to a broker sponsored dividend reinvestment plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(4)
Common Stock	FMR Corp. 82 Devonshire Street Boston, MA 02109	4,336,840 Shares(1)	9.1%

Common Stock	UCB, S.A. Allee de la Recherche 60 B-1070 Brussels, Belgium	5,772,857 Shares(2)	12.1%

Common Stock	Wellington Management Company, LLP 75 State Street Boston, MA 02109	3,269,231 Shares(3)	6.9%

(1)	Per Schedule 13G, Amendment Number 1 dated February 14, 2007, which reports as of December 31, 2006 sole power to vote or direct the vote on 152,340 shares and sole power to dispose or direct the disposition of 4,336,840 shares.

(2)	Per Schedule 13G, dated February 28, 2005, which reports as of February 28, 2005: (i) sole power to vote or direct the vote and dispose or direct the disposition of 5,772,857 shares.

(3)	Per Schedule 13G, Amendment Number 1, filed February 14, 2007, which reports as of December 31, 2006: (i) shared power to vote or direct the vote as to 2,237,125 shares, and sole power to dispose or direct the disposition of 3,224,131 shares.

(4)	Percent of class based on shares outstanding at December 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with the terms of our 2004 purchase agreement for the surface specialties business, UCB paid us approximately $8,900,000 during 2006 for certain pre-acquisition tax liabilities and we anticipate they will be required to pay us in future periods an additional $2,400,000 for additional pre-acquisition tax liabilities. We also paid UCB approximately $1,900,000 during 2006 for various transition services related to this acquisition.

There were no transactions during 2006, and there are no currently proposed transactions, involving more than $120,000 in which Cytec was or is to be a participant and in which any executive officer or director has a direct or indirect material interest other than the compensation arrangements described in this proxy statement.

Procedure for Review of Transaction with Related Persons

Our Code of Conduct prohibits employees (including executive officers) from entering into an obligation or relationship with any customer, supplier, creditor, competitor or other enterprise or person if that obligation or relationship would interfere with the individual’s obligation to act in our best interest. Only the Board of Directors can waive any conflict of interest involving an executive officer of the Company. Our Principles of Corporate Governance require a director to promptly inform the Chairman of the Board if an actual or potential conflict of interest involving the director arises. The Chairman of the Board will review any such matters with the Board.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program General

Our executive compensation program is designed to contribute to our long-term success and the long term performance of our stock price by:

•              Attracting and retaining highly competent, performance oriented executives;

•              Rewarding achievements that we believe will increase the value of Cytec’s stock over time, such as growth in earnings per share and increased returns on invested capital; and

•              Aligning executives’ financial interests with those of stockholders by linking a significant portion of executive compensation to the performance of Cytec’s stock, both through grants of equity incentives and stock ownership guidelines.

Our executive compensation program has three basic components: (i) base salary; (ii) annual incentives; and (iii) long term incentives consisting of three year performance cash awards and ten year stock appreciation rights (“SARs”). These components are discussed in more detail under the heading “Total Direct Compensation Description” below. We also maintain benefits programs for all employees, including for executive officers, that we believe are competitive with those of our competitors. These are discussed in more detail under the heading “Benefits” below.

Our general executive compensation philosophy is to pay for performance. We target executive base salaries and annual bonuses at 5% below the median of a competitive benchmark and total direct compensation, which consists of base salary, annual bonus and the imputed value of long-term incentives on the date of grant, at the 62.5 percentile of a competitive benchmark. We believe this reduces our fixed costs and emphasizes long-term results which we believe will enhance the value of Cytec stock over time. We believe this compensation structure, and the performance metrics we rely on in determining incentive payments, are likely to result in our executives earning above median compensation over the longer term only when stockholders are also enjoying positive returns on their investments. We place relatively more weight on both performance based compensation and long-term compensation for those executive positions with the broadest scope, primarily our CEO and to a lesser extent the other members of our Executive Committee.

Total Direct Compensation Description

Following is a description of the basic components of total direct compensation for executive officers during 2006 and 2007.

Base Salary:    The target base salary for each executive officer is 5% below the median of a competitive benchmark, with an approximate range of plus or minus ten percent based on experience, sustained individual performance and internal equity. On an annual basis, the CEO and the Vice President Human Resources review the performance of each officer other than the CEO with the Compensation Committee and recommend salary adjustments based on the foregoing factors. The Compensation Committee reviews the recommendations and competitive benchmark data and approves salary adjustments for all officers other than the CEO. The Compensation Committee reviews competitive benchmark data for the CEO and the performance of the CEO with the independent directors of the Board. The independent directors of the Board then approve a salary adjustment for the CEO. Base salaries for each of the five most highly compensated officers (the “named executive officers”) are set forth in the Summary Compensation Table, which appears on page 28.

Annual Incentive Plan:    The target annual incentive for each executive officer, as a percentage of base salary, is set at the median of a competitive benchmark. Since our targets for base salaries are slightly below median, this means our target annual incentive payments are also slightly below median. The Compensation Committee sets the annual incentive target percentage for each executive officer and the target conditions for receiving an award typically around the beginning of the relevant performance period. The actual annual incentive award paid can range from 0 to 200% of the target percentage based on achievement of the target conditions as described below.

For all executive officers except the two Business Unit Presidents, the annual incentive multiplier (the “Corporate Incentive”) is based 60% on achievement of target fully diluted earnings per share adjusted to exclude special items (“adjusted EPS”) and 40% on achievement of objectives in the areas of safety, health and environmental performance, strategic planning, investor relations, technology, manufacturing and operations, management development and diversity, finance, and the integration of Surface Specialties. Adjusted EPS is a non-GAAP financial measure that is calculated by excluding special items such as restructuring and asset impairments, among other items, which are discussed as special items in our quarterly earnings releases. Except in cases of material under or over performance, the same Corporate Incentive applies to each of these officers since the Company believes a common multiplier applied to the individual incentive targets fosters the teamwork necessary for success. The annual incentive multiplier for each of the two Business Unit Presidents is based 70% on achievement of the EBIT target and other non-financial objectives of their respective business units and 30% on the Corporate Incentive. The Compensation Committee generally sets the target adjusted EPS condition equal to the adjusted EPS in the annual business plan for the relevant performance period. The Compensation Committee sets the non-financial objectives target based on their view of our most important non-financial objectives during that year after considering the CEO’s recommendations in regard thereto. The Compensation Committee has the discretion to adjust the targets as it deems appropriate. In 2006, the Compensation Committee used its discretion to decrease the adjusted EPS targets for 2006 by $.04 per share from the targets established at the beginning of the year to reflect the divestiture of the water treating and acrylamide product lines at the beginning of the fourth quarter. The annual incentives for the 2006 performance period paid to the named executive officers consistent with these determinations are set forth in the Summary Compensation Table. The Compensation Committee approved the annual incentives paid to all officers other than the CEO and the independent directors of the Board approved the annual incentive paid to the CEO.

Long-Term Incentives (“LTIs”):    Each executive officer is awarded annual grants of LTIs calculated to bring his total direct compensation to the 62.5 percentile of a competitive benchmark, with an approximate range of plus or minus ten percent based on experience, sustained individual performance and internal equity. The projected value of target LTIs is approximately 300% of base salary for the CEO to 200% of base salary for the other named executive officers. Cytec’s long-term incentives consist of performance cash awards and SARs. Approximately 30% of the value of the LTIs is awarded in grants of performance cash and 70% is awarded in SARs. The actual performance cash paid can range from 0 to 200% of the target and is based 50% on achievement of target adjusted EPS in the third year after the date of grant and 50% on achievement of target return on invested capital (“ROIC”) in the third year after the date of grant. ROIC measures the economic returns on capital invested and is widely used by investors, analysts and corporate managers to evaluate performance. The target for adjusted EPS in the third year is set at the amount that represents 10% compounded annual growth in adjusted EPS from the year immediately prior to the date of the grant. There is a minimum payout of 50% of the award for 4% compounded annual growth and a maximum payout of 200% of the award for 14% compounded annual growth. The targets for ROIC in the third year are calculated assuming adjusted earnings using the same growth rates as for adjusted EPS targets and the Company’s assets and current liabilities adjusted for projected working capital changes and capital expenditures. The Company believes that achievement of these goals is consistent with shareholders’ interests because it believes that companies with increasing EPS and increasing ROIC will have an appreciating stock price. The adjusted EPS is also consistent with management’s published goal that the Company’s adjusted EPS should increase at a double digit percentage rate over the course of a business cycle. The Company believes that three years is an appropriate period of time over which to provide executives incentives to improve the medium term performance of the Company. The Compensation Committee has the discretion to adjust the targets as it deems appropriate. In February, 2006 the Compensation Committee used its discretion to decrease the adjusted EPS targets for 2006 and 2007 to reflect the Company’s adoption of FAS 123R, which resulted in a reduction in adjusted EPS due to the recognition of stock option expense.

The exercise price of SARs granted after October 2006 is equal to the closing price of Cytec common stock on the date of the grant. Prior to October 2006, the exercise price was equal to the closing price of Cytec common stock on the day before the day of the grant. The change in practice was made in order to avoid administrative disclosures required if the exercise price of SARs is less than the closing price on the date of grant. The SARs have a ten year term and vest in equal installments on the first three anniversaries of the date of the grant. The SARs are settled in stock, which means that on exercise, an officer receives a number of shares of Cytec common stock equal to the number of SARs exercised multiplied by the excess of the then current price of Cytec common stock over the exercise price of the SAR divided by the then current price of Cytec common stock. Because the SARs have value only if the price of the Company’s stock increases, the Company believes that grants of SARs closely align executives’ interests with those of our shareholders. Both the performance cash awards and the SARs have an important retention element since any unexercised performance cash awards or SARs are generally immediately terminated on voluntary termination by an executive. In the event an executive retires, he retains a pro rata portion of any unexercised performance cash awards and the period in which he or she may exercise any unexercised options is reduced to a maximum of three years and four months after the date of his or her retirement.

The performance cash awards and the SARs are granted under the provision of our 1993 Stock Award and Incentive Plan (the “1993 Plan”), which was last approved by our shareholders in 2003. We generally grant LTIs to executive officers only on the date of the first meeting of the Compensation Committee each year although we may from time-to-time also grant LTIs on the date an executive officer is hired or promoted. The first meeting of the Compensation Committee each year is typically held the day before we release our earnings for the preceding year. LTIs granted to the CEO are subject to ratification by the independent directors of the Board.

Compensation Program Review

The Compensation Committee is responsible for reviewing and approving compensation arrangements for our executive officers other than the CEO, and for reviewing and recommending to the independent directors of the Board compensation arrangements for the CEO. The Compensation Committee meets at least three times annually. At a minimum, on an annual basis, the Compensation Committee determines the amount of salary adjustments and annual and long-term incentives awarded to executive officers, determines the criteria for achieving annual and long-term incentive awards, determines whether the conditions to payment of past awards have been met and evaluates its own performance. To the extent these matters relate to compensation of the CEO, they are also approved or ratified by the independent directors of the Board. The Compensation Committee periodically reviews all of the components of our compensation program to make sure they are best serving our needs in light of changing standards and market conditions. The Compensation Committee retained The Hay Group (“Hay”) during the annual compensation cycles ending January 2005 and January 2006 to review our executive compensation practices, to benchmark our compensation practices against those of competitors and general industry, and to establish competitive benchmarks for total direct compensation for our executive officers. After reviewing and discussing Hay’s report on our executive compensation practices, the Compensation Committee concluded that our practices were generally consistent with our objectives and competitive benchmarks, although we made three significant changes to our executive compensation program:

•              The Committee decided to substitute stock settled SARs for stock options effective for grants after January 1, 2006. The Committee considered numerous possible equity-linked incentives. The Committee concluded that stock settled SARs were the best equity-linked incentive for us to offer our executives because stock settled SARs result in reduced issuance of our common stock as compared to a stock option grant of equivalent value. Additionally, we preferred to utilize an equity incentive such as stock settled SARs, that has a determinable value for accounting purposes on the date of grant, subject to limited exceptions, rather than equity incentives such as cash settled SARs which have mark-to-market accounting treatment.

•              The Committee decided to substitute performance cash awards for performance stock awards and to establish two conditions for payout instead of one, in each case effective for grants made after January 1, 2006. The Committee made the change to performance cash from performance stock primarily to reduce issuance of our common stock. The Committee also established a second condition, increasing ROIC, for full vesting of performance cash awards. The Committee added this metric because it believes companies with increasing ROIC are valued more highly by investors.

•              The Committee decided to alter the balance of LTI awards over a two year period from approximately 15-20% in value of three year performance grants and 80-85% in value of long-term equity-linked grants to approximately 30% in value of three year performance grants and 70% in value of long-term equity-linked grants for grants made in or after 2007. The Committee believed this change was appropriate to place more emphasis on medium term performance. Additionally, when combined with the change from performance stock to performance cash, the Committee expects this change to further reduce our need to issue more of our common stock.

Competitive Benchmarking

The Compensation Committee relies on competitive benchmarks for total direct compensation for each of its executive officers to help it determine the appropriate compensation for those officers. For the compensation cycles ending in January 2005 and January 2006 the Committee used Hay to help it establish competitive benchmarks. The Committee determined to use a benchmark weighted 60% to executive compensation in the chemical industry and 40% to executive compensation in general industry. The Committee believes this weighting reflects an appropriate balance of the companies from which the Company might recruit future executives. The Compensation Committee established a group of peers in the chemical industry that are subject to Securities and Exchange Commission disclosure requirements regarding executive compensation of their five most highly compensated officers (the “Peer Group”). The Compensation Committee selected the individual companies in the Peer Group because they directly compete with the Company or are similar to the Company in the size and scope of their operations. The Compensation Committee also considered the recommendation of management and Hay on the members of the Peer Group. The Peer Group was balanced by size so that half of the companies had revenues greater than the Company, and the other half had revenues less than the Company. The Peer Group used in 2005 consisted of the 15 companies listed below.

Air Products & Chemicals Inc.	Ferro Corp.
Albemarle Corp.	FMC Corp.
Arch Chemicals Inc.	Great Lakes Chemical Corp.

Cabot Corp.	Hercules Inc.
Crompton Corp.	Hexcel Corporation
Eastman Chemical Co.	The Lubrizol Corporation
Engelhard Corporation	Praxair, Inc.
Rohm & Haas Co.

Compensation for executive officer positions generally reported by the Peer Group in their public filings, including the CEO and the CFO, was used to set half of the competitive benchmark for the chemical industry for those executive officer positions. The remaining half of the competitive benchmark for the chemical industry for those officer positions, and all of the competitive benchmark for the chemical industry for other executive officer positions was determined from Hay’s proprietary Chemical Industry compensation database. Hay’s Chemical Industry Compensation database consisted of compensation data for more than 50 chemical companies (including 8 companies also in the Peer Group) acquired by Hay in the course of its extensive compensation consulting work. The competitive benchmark for general industry was determined from Hay’s proprietary General Industry compensation database, which consisted of compensation data for more than 200 companies, including all of the companies included in the Chemical Database. Hay utilized its compensation databases to price each executive position on the basis of job function, job size and organization size/revenue. Job size was determined using Hay’s proprietary method based on a position’s functional breadth, reporting relationships, geographical scope, and other complexity factors. Because Peer Group data in then available proxy statements was for the 2004 year, and Hay’s compensation databases were current as of mid-2005, Hay adjusted the compensation data upwards by 4% to reflect estimated overall executive pay movement to bring the data current to estimated 2006 levels. Hay utilized its proprietary expanded Black-Scholes model to evaluate options and SARs and its proprietary performance share/performance unit calculator to value performance shares and performance cash so that comparisons would be on an “apples-to-apples” basis.

The Compensation Committee does not believe it is necessary to evaluate competitive benchmark standards in such a rigorous manner every year since it believes competitive standards take more than one year to change significantly. Accordingly, for the compensation cycle ended January 2007 the Committee used a database from Equilar, Inc. to update the analysis for the Peer Group on the basis of the most recent proxy statement disclosure available, generally for the year ended 2005, and also continued to rely on the benchmark data provided by Hay the previous year, adjusted upwards in each case by 4.5% to reflect estimated overall executive pay movement to bring the data current to estimated 2007 levels. The Compensation Committee modified the Peer Group to include Chemtura, a new entity formed from the combination of Crompton Corp. and Great Lakes Chemical Corp. and to delete Engelhard, which was acquired by a much larger company earlier in 2006, as well as Crompton and Great Lakes.

Stock Ownership Guidelines: We require each officer to attain and hold an ownership stake in our Company that is a specified multiple of his or her salary as set forth below:

Position	Multiple of Annual Base Salary

Chief Executive Officer	8
Executive Committee Members	5
Other Officers	3

We think this requirement helps to align executive interests with those of stockholders. Achievement of the required ownership is expected within five years after election to an officer position. We determine stock ownership net of any shares with respect to which the economic risk of ownership has been hedged. We include deferred stock awards as shares owned and do not include options, SARs or unvested performance stock as shares owned. All current executive officers met their ownership requirements on the record date except for Mr. Speak who is expected to meet his required level within the five year period. None of the officers have hedged their position in Cytec stock.

Benefits

With the exception of benefits available under the Executive Supplemental Employee Retirement Plan and the Executive Income Continuity Plan described below, our named executive officers participate in the same employee benefit plans as all other similarly situated U.S. salaried employees.

Flexible Health & Welfare Benefits:    We provide U.S. employees, including our executive officers, with a cafeteria-style health and welfare benefit program, providing a comprehensive choice of coverage, including medical, dental, vision, life and accidental death & dismemberment insurance, disability and long term care coverage and health care and dependent care spending accounts.

Retirement Income Plans:    Our executive officers are entitled to receive benefits as applicable under (i) the Cytec Past Service Retirement Plan (the “Past Service Plan”), (ii) the Cytec Salaried and Nonbargaining Employees Retirement Plan (the “Salaried Plan”), (iii) the Cytec Supplemental Employees Retirement Plan (the “Supplemental Plan”), (iv) the Cytec Excess Retirement Plan (the “Excess Plan”), (v) the Cytec Executive Supplemental Employees’ Retirement Plan (the “ESERP”), (vi) the Cytec Employees Savings and Profit Sharing Plan (the “Existing Savings Plan”) and (vii) the Cytec Supplemental Savings and Profit Sharing Plan (the “Supplemental Savings Plan”). The benefits available under each of these plans are described below. The value for each of the named executive officers of these plans is set forth in the Pension Benefits Table below.

Past Service Plan:    This plan is a qualified plan that provides an annual defined pension benefit upon retirement for all Cytec employees who transferred from Cyanamid in connection with the spin-off of Cytec from Cyanamid relating to their years of service recognized by Cyanamid. The benefit in general is equal to 1.67% of an employee’s final average pay at Cyanamid multiplied by their years of service at Cyanamid less a social security offset. Mr. Lilley is the only named executive officer who is not entitled to benefits under the Past Service Plan since he did not become an employee of Cytec until

1997. Benefits under this plan are subject to reduction for early retirement and are also subject to applicable limitations under IRS regulations.

The Salaried Plan:    This plan is a qualified plan that provides all US salaried and nonbargained hourly employees an annual defined pension benefit upon retirement which is made up of the sum of two components: (i) a benefit which, in general, is equal to 1.33% of the employee’s base salary plus actual annual bonus (up to one-third of base salary) for each year of service at Cytec, plus (ii) a roll-up benefit based on credited service recognized by Cyanamid. The roll-up benefit was instituted to partly compensate employees for lower future pension accruals at Cytec compared to those they would have received if they had remained at Cyanamid and, in general, is equal to 1.67% of the retiree’s average base salary plus actual annual bonus (up to one-third of base salary) during the highest five of the last ten years of service from 1994 through 2003 times the number of years of service at Cyanamid, less amounts payable under the Past Service Plan and subject to certain adjustments including a social security offset. Benefits under this plan are subject to reduction for early retirement and are also subject to applicable limitations under IRS regulations.

Excess Plan:    Under Section 415 of the Internal Revenue Code, a qualified plan may not pay an annual pension benefit to any single retiree of more than a specified amount from time-to-time in effect. This plan is a non-qualified plan for all employees whose benefits would be subject to that limitation that provides a benefit equal to the benefits that would be payable under the Past Service Plan and the Salaried Plan without regard to the limitation under Section 415 of the Internal Revenue Code less any amounts payable to the officer under the Past Service Plan and the Salaried Plan.

Supplemental Plan:    Under Section 401(a)(17) of the Internal Revenue Code, a qualified plan may not include a pension benefit on any individual’s earnings in excess of an annual amount as specified from time-to-time, currently $225,000 per year. This plan is a non-qualified plan for all employees whose earnings in any year exceeded the 401(a)(17) limit that provides a benefit equal to the benefits that would be payable under the Past Service Plan and the Salaried Plan without regard to the limitations under Section 401(a)(17) and Section 415 of the Internal Revenue Code less any amounts payable to the officer under the Past Service Plan, the Salaried Plan and the Excess Plan.

We have announced plans to freeze the Salaried Plan effective December 31, 2007 (the “Frozen Date”). If we implement this freeze as anticipated, no further benefits will be accrued after the freeze date under any of the foregoing plans, although all employees including the named executive officers will continue to be credited with service for purposes of early retirement and certain other benefits. We also anticipate that we will offer an enhanced defined contribution plan in lieu of the Salaried Plan as described more fully below. We believe that the change from a defined benefit plan to a defined contribution plan will help reduce the volatility of our earnings as pension liabilities are subject to large swings with changes in the discount rate, return on asset rate and other assumptions.

ESERP:    This Plan is applicable only to employees who were elected as a corporate officer before April 1, 2007. The benefits payable under this non-qualified plan are calculated in the same manner as the benefits payable under the Salaried Plan except that (i) no IRS limitations on the annual salary covered or annual benefits payable apply, (ii) benefits are calculated on annual salary and target bonus rather than annual salary and actual bonus up to 1/3 of annual salary, (iii) the roll-up benefit in the Salaried Plan is also calculated using target bonus rather than actual bonus up to 1/3 of annual salary, (iv) there is no reduction for commencing benefits at age 60, or as early as age 55 with the approval of the Compensation Committee or after a change in control and (v) members are credited with up to five additional years of service through age 65 at their final annual salary and target bonus. The benefits payable under this plan are offset by benefits payable under the Past Service Plan, the Salaried Plan, the Excess Plan and the Supplemental Plan. Benefits under this plan are available only to eligible employees who have been elected as members of the Plan by the Compensation Committee, except that all executive officers are entitled to certain death and disability benefits. Mr. Lilley is the only executive officer who has been elected as a full member of this plan. Mr. Cronin was elected as a “grandfathered” member of the plan and as such, is entitled to an annual retirement benefit of approximately $12,000 per year relating to his years of service at Cyanamid. In the event of a change in control of Cytec, all executive officers will automatically be elected as full members of this Plan. This plan was intended to provide equivalent benefits as were or would have been available to officers under the Cyanamid Executive Retirement Plan and to encourage the transition of executive management at an earlier age by providing a benefit equal to up to five years of retirement income credits under our other defined benefit pension plans.

Existing Savings Plan:    This 401(k) plan is available to all employees located in the United States. Our employees may contribute up to 50% of their pay on a pre-tax or after-tax basis subject to applicable IRS limitations. We provide matching contributions up to 4% of pay. In addition, we make an additional annual contribution ranging from 0% to 5% of annual base pay based upon growth in our adjusted EPS compared to the previous year. The additional contribution for growth in adjusted EPS for 2006 was 4% of pay. Payments are made on a pretax basis and deposited directly to the employees’ qualified savings plan accounts.

We have announced plans to freeze participation by nonbargaining employees in the Existing Savings Plan on the Frozen Date. We anticipate that we will offer all US nonbargaining employees the opportunity to participate in an enhanced savings plan (the “New Savings Plan”) effective on the Frozen Date. We anticipate that the New Savings Plan will provide for Company contributions of 3% of annual pay, additional matching contributions of up to 6% of annual pay and will also provide for a ten year transition benefit ranging from 5.5% to 10% of an employee’s annual pay per year for all employees over the age of 45 with more than 10 years of service at the time of the Frozen Date. The transition benefit is intended to compensate long service employees for a limited period for the loss of the accrual of future benefits under the Salaried Plan. We believe that the New Savings Plan is competitive with the retirement plans offered by other chemical companies.

Supplemental Savings Plan:    Benefits under the Existing Savings Plan are limited by various IRS regulations on the salary covered and maximum annual contributions. We offer participation in a supplemental savings plan to all US employees whose benefits under the Existing Savings Plan are limited by IRS regulations. The Supplemental Savings Plan is designed to provide similar benefits to those available under the Existing Savings Plan except that the maximum contribution is limited to 25% of a participant’s annual salary and bonus. Contributions to the Supplemental Savings Plan are held in trust for the benefit of the participants, though the trust fund would be subject to the claims of our creditors. We invest the funds held in trust in actual mutual funds that correspond with various hypothetical investment accounts selected by the participants. Accordingly, the investment returns earned by participants are supported by actual underlying investments made by us. The hypothetical investments available to participants are generally the same as the investment alternatives available under the Existing Savings Plan.

Deferred Stock Awards:    Under Cytec’s 1993 Plan, the Compensation Committee may grant deferred stock awards (“Deferred Stock Awards”). The Committee has generally granted Deferred Stock Awards at an executive officer’s request in lieu of performance stock awards or restricted stock awards that would otherwise vest. Deferred Stock Awards are phantom shares of Cytec stock that accrue dividends in the form of additional shares of Deferred Stock Awards. The Deferred Stock Awards are paid in the form of an equivalent number of shares of Cytec stock after an executive retires. Also under this plan, directors are entitled to receive their annual retainer fees in the form of Deferred Stock Awards rather than cash. These Deferred Stock Awards are paid in shares of actual Cytec stock after the director ceases to be a director.

Deferred Compensation Plan:    Under this plan, an executive officer may elect to defer any compensation in excess of $1 million per year to the extent it would be a non-deductible expense for the Company as a result of IRS section 162(m). Mr. Lilley is the only executive officer who is a member of this Plan. He received a Deferred Stock Award of equivalent value to the compensation deferred under this plan. Mr. Lilley did not defer any compensation under this plan in 2006.

Executive Income Continuity Plan:    All executive officers are automatically members of this Plan. This plan is intended to help retain the services of our executive officers and to reinforce and encourage the continuing attention, dedication and loyalty of these executives without the distraction of concern over the possibility of involuntary or constructive termination of employment resulting from unforeseen developments, by providing income continuity for a limited period. This plan provides that members will receive a benefit on termination of their employment unless such termination is (i) on account of death, disability or retirement, (ii) by us for cause, or (iii) by the member without good reason (as defined in the plan). Generally, “good reason” for termination by a member involves reductions in compensation or other actions by us inconsistent with the member’s status. The benefit payable is one time annual salary and bonus, or, if the termination occurs after a change in control, three times annual salary and bonus, subject to some exceptions. The plan also provides for certain miscellaneous payments, including relocation payments, certain legal fees, and expenses incurred in seeking new employment.

Compensation Taxation Equalization Plan:    This plan provides that we will reimburse any employee, officer or director for any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) on compensatory payments defined as an excess parachute payment under Code Section 280G, plus all other taxes imposed on the reimbursement.

The American Jobs Creation Act of 2004 provides in part that amounts deferred under a non-qualified deferred compensation plan will be includible in gross income to the extent not subject to a substantial risk of forfeiture and not previously included in income, unless the plan meets certain requirements (the “409A Requirements”), including requirements relating to the definition of a change in control and provisions limiting a participant’s right to accelerate the receipt of benefits under a deferred compensation plan. These provisions affect certain provisions of many of our plans described above, including but not limited to our Supplemental Savings Plan, our Executive Income Continuity Plan, our Deferred Compensation Plan and our 1993 Stock Award and Incentive Plan. As final guidance about 409A Requirements has not been released, we have been administering our plans since January 1, 2005 in “good faith” compliance with the 409A Requirements as permitted by the regulations.

Relocation and Expatriation Packages:    We have an international mobility policy, which includes programs, procedures and processes for long term assignments, short term or limited duration assignments and permanent relocation. These policies cover the various aspects of moving, compensation and reimbursement methods and are designed to strike a balance between the costs in the employee’s home country and costs of the new location. For the duration of the assignment, the relocated employee continues to follow as much as possible the home location compensation rules and benefit schedules. This approach facilitates the reintegration process at the conclusion of the assignment. We compare compensation and living expenses to norms and make adjustments or allowances for such factors as sale of home, differences in housing and living costs and differing tax structures. Mr. Fleming is the only executive officer who is currently receiving any benefits under these policies.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

D. Lilley Chairman, President and Chief Executive Officer	2006	$828,000	$350,002	$2,524,934	$794,466	$488,650	$82,386	$5,068,438

J.P. Cronin Executive Vice President and Chief Financial Officer	2006	$392,000	$225,215	$687,734	$217,756	$101,288	$27,073	$1,651,066

S. D. Fleming President - Cytec Specialty Chemicals	2006	$360,000	$92,926	$407,527	$229,680	$50,701	$431,123	$1,571,957

S. C. Speak President – Cytec Engineered Materials	2006	$315,000	$92,926	$394,867	$155,925	$40,243	$33,824	$1,032,785

W. N. Avrin Vice President Corporate and Business Development	2006	$285,000	$110,612	$321,417	$129,533	$66,163	$38,603	$951,328

The amounts reported in column (c) of the Summary Compensation Table represent the base salary of each of the named executive officers during 2006, prior to any deferrals of income by such officers under the terms of our existing Savings Plan or the Supplemental Savings Plan.

The amounts reported in column (e) of the Summary Compensation Table represent the dollar amount we recognized for financial statement reporting purposes with respect to the 2006 fiscal year in accordance with FAS 123R with respect to Performance Stock Awards made to the named executive officers in 2004 and 2005 and in the case of each of Messrs. Cronin and Avrin also with respect to a special recognition award of restricted stock units with a three year payout granted to each of them in 2005. The assumptions made in these evaluations are incorporated by reference from footnote 5 to our Consolidated Financial Statements for the year ended December 31, 2006.

The amounts in column (f) of the Summary Compensation Table represent the dollar amount we recognized for financial statement reporting purposes with respect to the 2006 fiscal year in accordance with FAS 123R with respect to grants of options made to the named executive officers in

2004 and 2005 and grants of SARs made to the named executive officers in 2006. The assumptions made in this evaluation are incorporated by reference from footnote 5 to our Consolidated Financial Statements for the year ended December 31, 2006. Generally, the fair value of the option or SAR on the grant date is expensed over the three year vesting period, except that starting in 2006, the fair value of the option or SAR is expensed over the three year vesting period, or if shorter, the period to which an officer is entitled to retire without loss of his option. As a result of this rule change in 2006, we recognized 11/12 and 11/32 of the fair value of the SARs granted in 2006 to Mr. Lilley and Mr. Cronin, respectively compared to 1/3 of the fair value of the SARs granted to the other named executive officers in 2006.

The amounts reported in column (g) of the Summary Compensation Table represent the amounts paid in 2007 under the annual incentive plan with respect to 2006 performance prior to any income deferrals. The annual incentive plan is generally described under the heading “Total Direct Compensation-Annual Incentive Plan” above and the annual target amounts for 2006 are shown in the Grants of Plan Based Awards table below. The Corporate Incentive for 2006 was 101% of par. It was determined based on adjusted EPS of $3.45, which was 91% of the difference between the threshold for any financial incentive payment of $3.13 adjusted EPS and the $3.48 adjusted EPS target for par payout, and 116% achievement of the 2006 non-financial objectives. The achievement factor for the non-financial objectives was approved by the Compensation Committee based on their review of 2006 non-financial achievements against the objectives established at the beginning of the year including management’s report thereon. The annual incentive multipliers for 2006 for Mr. Fleming and Mr. Speak were 116% and 90% respectively based on their business unit’s performance and the Corporate Incentive of 101%.

The amounts reported in column (h) of the Summary Compensation Table represent the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all of our defined benefit plans from December 31, 2005 to December 31, 2006, including as a result of changes in actuarial assumptions. The actuarial present value of each named executive officer’s accumulated benefit under each of our defined benefit plans at December 31, 2006 is set forth in the Pension Benefits table on page 35 below.

The amounts reported in column (i) of the Summary Compensation Table include matching contributions by the Company under the terms of our Existing Savings Plan and Supplemental Savings Plan with respect to deferrals by the named executive officers as follows: Mr. Lilley, $62,222; Mr. Cronin, $27,073; Mr. Fleming, $26,883; Mr. Speak, $23,799; and Mr. Avrin, $19,368. The amounts reported in this column also include the values of perquisites and personal benefits provided to each named executive officer who received more than $10,000 in perquisites and personal benefits as follows: Mr. Lilley, $20,164; Mr. Fleming, $404,240; Mr. Speak, $10,025 and Mr. Avrin, $15,160. Mr. Lilley’s perquisites and benefits consist of financial counseling and tax preparation, fringe insurance, home security and a club membership. Mr. Fleming’s perquisites and personal benefits consist of financial counseling and tax preparation, fringe insurance, reimbursement of his relocation expenses in connection with his move from New Jersey to Brussels, Belgium ($280,261), a housing allowance during his stay in Belgium ($70,479) and other expatriate benefits including car and hardship allowances ($43,170). These amounts were all determined in accordance with our international mobility policy described under the heading “Benefits-Relocation and Expatriation Packages” above and which is generally applicable to all employees relocated across international borders. Approximately half of these amounts were paid in euros. We converted these amounts to US dollars using the average exchange rate for 2006 of US$1.2625 per euro. Mr. Fleming is also entitled to receive a tax equalization payment under his relocation package with respect to his 2006 compensation. The payment will be determined as the amount required to reimburse him for any additional income taxes he is required to pay with respect to his 2006 compensation (not including his stock and option awards) as a result of his relocation compared with the taxes he would have paid if he had remained in the United States. This amount cannot be calculated until after Mr. Fleming files his 2006 US and Belgium tax returns. Mr. Speak’s perquisites and personal benefits consist of financial counseling and tax preparation fees and fringe insurance. Mr. Avrin’s perquisites and personal benefits consist of financial counseling, fringe insurance and a club membership.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#) (i)	Exercise or Base Price of Option Awards ($/sh) (j)	Grant Date Fair Value of Stock and Option Awards ($) (k)
		Threshold ($) (c)	Target ($) (d)		Maximum ($) (e)
D. Lilley	2/8/2006	0	$700,000	*	$1,400,000	80,000	$49.49	$1,519,200
	2/8/2006	0	$786,600	**	$1,573,200

J. P. Cronin	2/8/2006	0	$300,000	*	$600,000	32,500	$49.49	$617,175
	2/8/2006	0	$215,600	**	$431,200

S. D. Fleming	2/8/2006	0	$225,000	*	$450,000	22,000	$49.49	$417,780
	2/8/2006	0	$198,000	**	$396,000

S. C. Speak	2/8/2006	0	$175,000	*	$350,000	20,000	$49.49	$379,800
	2/8/2006	0	$173,250	**	$346,500

W. N. Avrin	2/8/2006	0	$150,000	*	$300,000	15,000	$49.49	$284,850
	2/8/2006	0	$128,250	**	$256,500

*	Target amount for Performance Cash Award for the 2008 performance period.

**	Target amount for Annual Incentive Award for the 2006 performance period.

At its February 8, 2006 meeting, the Compensation Committee finalized annual incentive targets for the 2006 performance period and granted LTIs to each of the named executive officers consisting of a performance cash award and SARs. The performance cash awards have a target pay out as set forth in column (d) above which will be achieved if the targets for adjusted EPS and ROIC in the 2008 performance period are met. See “Total Direct Compensation Description – Long Term Incentives”.

The target amounts for annual incentive awards for the 2006 performance period are also set forth in column (d) of the table above. The actual amounts paid in 2007 with respect to these awards are set forth in column (g) of the Summary Compensation Table.

The aggregate fair value of the SARs granted to each of the named executive officers determined as of the date of grant is set forth in column (k) above. These amounts were calculated in accordance with FAS 123R. The assumptions made in this valuation are incorporated by the reference from footnote 15 to our Consolidated Financial statements for the year ended December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name (a)	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercis- able* (c)	Option Exercise Price ($) (e)	Option Expira- tion Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
D. Lilley	100,000	0	$40.8125	8/13/2007			18,863	$1,065,948
	50,000	0	$47.9375	1/25/2008			14,709	$831,206
	280,000	0	$20.4375	1/24/2009
	130,000	0	$24.4375	1/23/2010
	130,000	0	$33.6300	1/21/2011
	130,000	0	$24.0000	1/20/2012
	130,000	0	$26.7000	1/19/2013
	66,666	33,334	$37.1100	1/20/2014
	33,333	66,667	$47.5900	1/18/2015
	0	80,000	$49.4900	2/7/2016

J. P. Cronin	35,000	0	$47.9375	1/25/2008	2,667	$150,712	7,545	$426,368
	7,000	0	$20.4375	1/24/2009			5,884	$332,505
	52,000	0	$24.4375	1/23/2010
	60,000	0	$33.6300	1/21/2011
	60,000	0	$24.0000	1/20/2012
	60,000	0	$26.7000	1/19/2013
	28,000	14,000	$36.1100	1/20/2014
	14,000	28,000	$47.5900	1/18/2015
	0	32,500	$49.4900	2/7/2016

S. D. Fleming	700	0	$40.1250	1/26/2007			3,665	$207,109
	1,500	0	$47.9375	1/25/2008			6,000	$339,060
	4,000	0	$32.0100	4/30/2013
	16,666	8,334	$37.1100	1/20/2014
	7,500	15,000	$47.5900	1/18/2015
	0	22,000	$49.4900	2/7/2016

S. C. Speak	1,500	0	$47.9375	1/25/2008			3,665	$207,109
	20,000	0	$26.7000	1/19/2013			6,000	$339,060
	16,666	8,334	$37.1100	1/20/2014
	7,500	15,000	$47.5900	1/18/2015
	0	20,000	$49.4900	2/7/2016

W. N. Avrin	6,200	0	$47.9375	1/25/2008	1,334	$75,384	3,665	$207,109
	11,540	0	$20.4375	1/24/2009			2,858	$161,506
	16,000	0	$24.4375	1/23/2010
	25,000	0	$33.6300	1/21/2011
	28,000	0	$24.0000	1/20/2012
	28,000	0	$26.7000	1/19/2013
	13,333	6,667	$37.1100	1/20/2014
	6,666	13,334	$47.5900	1/18/2015
	0	15,000	$49.4900	2/7/2016

Up until 2006, we made annual grants of stock options to each named executive officer. In 2006, we substituted SARs for stock options. See “Compensation Program Review”. Accordingly, all of the securities reported in columns (b) and (c) of the Outstanding Equity Awards table represent stock options except for the securities expiring on February 7, 2016 which are SARs. The units reported in column (g) of the Outstanding Equity Awards table represent special recognition awards of restricted stock units with a three year payout granted to each of Mr. Avrin and Mr. Cronin. The unvested equity awards reported in column (g) represent performance stock awards that had not vested as of December 31, 2006. Subsequent to year end, the Compensation Committee determined that the performance condition for vesting of the first award shown for each of the named executive officers was met at the 200% level and each named executive officer received the full amount of this award, or an equivalent Deferred stock Award in lieu thereof. The second award for each of the named executive officers in column (g) represents a performance stock award granted in 2005 that will vest in whole, in part or not at all depending on achievement of targets in the 2007 performance period. We stopped making annual grants of performance stock in 2006. See “Compensation Program Review”. The value of the unvested equity incentive awards set forth in column (j) above was determined using the closing price of Cytec common stock on December 29, 2006, the last trading day of the year.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
D. Lilley	200,000	$2,603,546	26,641	$1,318,453
J. P. Cronin	80,000	$2,025,258	10,657	$527,391
S. D. Fleming	44,000	$1,164,844	3,654	$180,843
S. C. Speak	11,517	$313,984	5,176	$256,177
W. N. Avrin	11,800	$213,457	5,094	$252,102

Columns (b) and (c) in the Option Exercises and Stock Vested table set forth the number of options exercised during 2006 by each of the named executive officers and the pre-tax value realized on exercise. Column (d) of the Option Exercises and Stock Vested table sets forth the number of shares of performance stock that vested during 2006 (or would have vested if they had not been voided in return for a Deferred Stock Award) in the name of each named executive officer. All of the shares that vested were for Performance Stock Awards granted in January 2003. The performance condition for 2005 was satisfied at the 200% level so the maximum amount of the award vested in the officer’s name in January 2006. Each of the named executive officers except for Mr. Avrin elected to defer receipt of his performance stock and instead received a Deferred Stock Award of similar amount. Dividends are not paid on performance stock prior to the time it vests but the withheld dividends are paid if and when any shares vest. Named executive officers who elected to defer receipt of their performance shares also received the equivalent value of the withheld dividend payments as an additional Deferred Stock Award which is included in the amount shown in column (d). Since Mr. Avrin took possession of his vested performance stock (less 1,689 shares withheld for tax), his withheld dividends were paid in cash which is reported in column (i) of the Summary Compensation Table.

PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)
D. Lilley	Salaried Plan	10	$210,299
	Supplemental Plan	10	$625,126
	ESERP	10	$2,268,314

J. P. Cronin	Past Service Plan	11	$141,129
	Salaried Plan	13	$312,358
	Supplemental Plan	13	$504,600
	ESERP	11	$94,307

S. D. Fleming	Past Service Plan	11	$68,165
	Salaried Plan	13	$240,546
	Supplemental Plan	13	$93,623

S. C. Speak	Past Service Plan	1	$2,557
	Salaried Plan	13	$156,373
	Supplemental Plan	13	$65,119

W. N. Avrin	Past Service Plan	16	$200,799
	Salaried Plan	13	$308,059
	Supplemental Plan	13	$203,581

The table above shows the present value of the accumulated benefits at December 31, 2006 for each of the named executive officers under our defined benefit retirement plans assuming the named executive officer retires at the earliest age at which he is entitled to retire without any reduction in benefits for retiring before the normal retirement age of 60 under the ESERP and 65 for all the other plans. Under the terms of the Past Service Plan, the Salaried Plan and the Supplemental Plan, participants whose age plus years of service is at least 65 may retire at age 62 without any reduction in benefits for their early retirement. All of the named executive officers except for Mr. Lilley meet this condition. All of the plans are described under the heading “Benefits” above. Because no benefits have been accumulated under the Excess Plan for any of the named executive officers, it was not included in this table. None of the named executive officers has received any credits under any of the retirement plans for years not actually worked at Cyanamid or Cytec except for Mr. Lilley who has been credited with five projected years of service under the terms of the ESERP and Mr. Speak who has been credited with an additional nine years of service not shown in the table above for his work at a business acquired by Cyanamid in 1992. Mr. Speak’s additional years of service are not shown in the table because they are not credited for purposes of determining his annual pension benefit, although they are credited for determining whether he meets the rule of 65. The valuation method and all material assumptions applied in quantifying the present value of the accumulated benefit are incorporated by reference from footnote 15 to our Consolidated Finance Statements for the year ended December 31, 2006.

Also under the terms of the Past Service Plan, the Salaried Plan and the Supplemental Plan, participants whose age plus years of service is at least 65, may retire as early as age 55 with reduced benefits. Because the reduction in benefits is less than actuarially required, the present value of the accumulated benefits under these plans as shown in column (d) of the Pension Benefits table is less than the present value of the accumulated benefit to each of the named executive officers (other than Mr. Lilley) if he had actually retired at December 31, 2006. The present value of each named executive officer’s accumulated retirement benefits had he retired on December 31, 2006 is shown in column (b) of the Potential Payments Upon Termination or Change in Control table on page 37.

NON-QUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Balance at Last FYE ($) (e)
D. Lilley	$1,365,231	$49,222	$1,365,556	$9,042,883
J. P. Cronin	$572,817	$18,713	$782,155	$5,273,588
S. D. Fleming	$213,551	$14,023	$81,637	$611,329
S. C. Speak	$307,923	$12,999	$123,438	$869,035
W. N. Avrin	$13,007	$6,368	$24,694	$246,664

Contributions of non-qualified deferred compensation in 2006 by the named executive officers consisted of contributions to the Supplemental Savings Plan and elections to receive Deferred Stock Awards in lieu of Performance Stock Awards that otherwise would have vested. Contributions to the Supplemental Savings Plan by each of the named executive officers included in column (b) above were as follows: Lilley $46,778; Cronin $45,426; Fleming $32,708; Speak $51,746; Avrin $13,007. All of these amounts were reported in column (c) of the Summary Compensation Table. The remainder of the contributions consisted of Deferred Stock Awards received (valued at the closing price of Cytec common stock on February 7, 2006) in lieu of Performance Stock Awards which otherwise would have vested. These amounts were not included in the Summary Compensation Table since the value of these awards was fully recognized in our financial statements prior to 2006. Registrant Contributions reported in column (c) of the table above are matching contributions we paid for the benefit of the named executive officers under the terms of our Existing Savings Plan and the Supplemental Savings Plan. All of these amounts are reflected in column (i) of the Summary Compensation Table.

Aggregate earnings during 2006 on non-qualified deferred compensation reported in column (d) of the table above were calculated by valuing each named executive officer’s hypothetical investments in the Supplemental Savings Plan and his Deferred Stock Awards at December 31, 2006 less the value of his hypothetical investments and Deferred Stock payouts at December 31, 2005 less executive and registrant contributions during 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name (a)	Voluntary or Termination by Company for “Cause” ($) (b)	Resignation by Executive for “Good Reason”, Termination by Company without “Cause” (c)	Death (d)	Disability (e)	Change in Control (f)
D. Lilley
Cash Severance		$1,614,600			$4,843,800
Accelerated Vesting of LTIs			$2,846,325	$2,846,325	$5,100,103
Present Value of Retirement Benefits	$3,103,740	$3,103,740	$1,551,876	$3,103,740	$3,326,752
Benefits Continuation		$32,364			$32,364
280G Excise Tax Gross Up					$3,354,019

Total	$3,103,740	$4,750,704	$4,398,201	$5,950,065	$16,657,038

J.P. Cronin
Cash Severance		$607,600			$1,822,800
Accelerated Vesting of LTIs			$1,324,241	$1,324,241	$2,259,095
Present Value of Retirement Benefits	$1,427,087	$1,427,087	$1,457,677	$2,915,341	$3,226,324
Benefits Continuation		$28,456			$28,456
280G Excise Tax Gross Up					$1,770,302

Total	$1,427,087	$2,063,143	$2,781,918	$4,239,582	$9,106,977

S.D. Fleming
Cash Severance		$558,000			$1,674,000
Accelerated Vesting of LTIs			$741,494	$741,494	$1,446,089
Present Value of Retirement Benefits	$559,715	$559,715	$969,665	$1,939,315	$2,201,014
Benefits Continuation		$39,426			$39,426
280G Excise Tax Gross Up					$2,249,334

Total	$559,715	$1,157,141	$1,711,159	$2,680,809	$7,609,863

S.C. Speak
Cash Severance		$488,250			$1,464,750
Accelerated Vesting of LTIs			$710,788	$710,788	$1,332,049
Present Value of Retirement Benefits	$311,669	$311,669	$550,863	$1,101,698	$1,248,841
Benefits Continuation		$39,656			$39,656
280G Excise Tax Gross Up					$1,377,967

Total	$311,669	$839,575	$1,261,651	$1,812,486	$5,463,263

W.N. Avrin
Cash Severance		$413,250			$1,239,750
Accelerated Vesting of LTIs			$636,353	$636,353	$1,097,578
Present Value of Retirement Benefits	$991,063	$991,063	$1,198,544	$2,397,087	$2,643,360
Benefits Continuation		$35,756			$35,756
280G Excise Tax Gross Up					$1,443,197

Total	$991,063	$1,440,069	$1,834,897	$3,033,440	$6,459,641

1.	The values in this table were calculated assuming that termination of the named executive officer occurred on December 31, 2006.

2.	In connection with Mr. Fleming’s appointment as President, Cytec Specialty Chemicals, he accepted a temporary relocation to Brussels, Belgium. Under the terms of his relocation agreement, we have agreed that at the end of his assignment for any reason, we will pay for his relocation back to the United States. The value of this benefit is not readily quantifiable and is not included in the Potential Payments Upon Termination or Change in Control Table.

On termination of employment of any of our US employees, including any of the named executive officers, for any reason, the employee is entitled to receive his unpaid base salary through the date of termination, compensation for any vacation days accrued in the year of his termination but not taken, his vested retirement benefits accrued under our retirement plans, any vested non-qualified deferred compensation account balances and to exercise his then exercisable options and SARs. These benefits are called the Basic Termination Benefits. The value of each executive officer’s non-qualified deferred compensation balance is set forth in column (e) of the Non-qualified Deferred Compensation table. The value of each named executive officer’s exercisable options and SARs at December 31, 2006, calculated as the difference between the closing price of our common stock and the exercise price of his options or SARs awards, was: Lilley $28,934,750; Cronin $8,000,395; Fleming $512,549; Speak $999,279; and Avrin $3,617,667. The present value of an employee’s vested retirement benefits on the date of his termination depends on the reasons for his termination and is described further below.

If we terminate employment of a named executive officer for Cause as defined in the Executive Income Continuity Plan, or if a named executive officer terminates his employment voluntarily and without Good Reason as defined in the Executive Income Continuity Plan, the named executive officer is entitled only to the Basic Termination Benefits. The present value of each named executive officer’s accumulated retirement benefits in this circumstance is set forth in column (b) of the Potential Payment on Termination or Change in Control table.

If we terminate the employment of a named executive officer without Cause or if a named executive officer terminates his employment for “Good Reason,” the executive is entitled to receive the Basic Termination Benefits plus (i) severance of one year base salary and the greater of his target annual incentive award calculated on his current base salary or the average percent payout on his target annual incentive during the two preceding years multiplied by his target annual incentive award and (ii) continuation for two years of all employee benefit plans and programs other than retirement benefit plans and disability benefits. The amounts of these additional benefits for each of the named executive officers are set forth in column (c) of the Potential Payments upon Termination or Change in Control table. These additional payments are payable under the terms of our Executive Income Continuity Plan. These additional amounts are not payable unless the named executive officer waives all claims against us arising out of termination of his employment or for any period after the named executive officer violates the term of his non-compete agreement with us.

In the event of the death of an executive officer, the estate of the named executive officer would be entitled to receive his Basic Termination Benefits. In lieu of the named executive officer receiving benefits under our retirement plans, the spouse of any named executive officer would be entitled to receive a benefit under our retirement plans. For officers whose age plus years of service equals at least 65, the spouse’s benefit would be calculated as if the named executive officer had been elected a full member of the ESERP with five years of projected service, elected a joint and 50% survivor annuity option, had retired on the date of his death and had survived to age 60. The present value of this benefit is set forth in the retirement benefits row of column (d) of the Potential Payments upon Termination or Change in Control table. The named executive officer’s estate would also be entitled to retain his nonexercisable stock options and SARs which would remain exercisable in accordance with their terms for a minimum period until one year after the date the last such option or SAR became exercisable. His estate would also be entitled to retain all of the Performance Stock Awards granted to him in 2004, 2/3 of the Performance Stock Award granted to him in 2005 and 1/3 of the Performance Cash Award granted to him in 2006, and would receive payment on those portions of the award if and when the performance condition for those awards were satisfied for the 2006, 2007 and 2008 performance periods, respectively. In addition, the estates of Messrs. Avrin and Cronin would be entitled to retain special recognition awards of Restricted Stock Units with a three year payout granted in 2005. The aggregate value of (i) the currently nonexercisable options and SARs and the special recognition awards (valued in each case at the difference between the closing price of our common stock at December 31, 2006 and the exercise price of the awards), (ii) the Performance Stock Awards (valued as if the target conditions for 100% vesting were met valued at the closing price of our common stock at December 31, 2006 without any discount for the delays until the vesting date) and (iii) the Performance Cash Award (valued as if the target conditions for 100% vesting were met without any discount for the delay until the vesting date) is set forth in the accelerated vesting of LTIs row of column (d) in the Potential Payments Upon Termination or Change in Control.

In the event employment of a named executive officer is terminated by reason of his total and permanent disability, as defined in the Salaried Plan, the named executive officer would be entitled to receive exactly the same amounts as his estate would have received in the event of his death except with respect to his retirement benefits. Under the terms of the ESERP, on his total and permanent disability the named executive officer would be entitled to receive on a current basis his annual pension benefit under the retirement plans without any actuarial reduction. The present value of this benefit is set forth in the Present Value of Retirement Benefits row of column (e) of the Potential Payments Upon Termination or Change in Control table.

Under our Executive Income Continuity Plan, if after a change in control a named executive officer terminates his employment for Good Reason or has his employment terminated by the Company without Cause, he will be entitled to receive severance of three year’s base salary and the greater of three times his target annual incentive award calculated on his then current base salary or the average percentage payout on his target annual inventive award during the two preceding years multiplied by his target annual incentive award and (ii) continuation for two years of all employee benefit plans and programs other than retirement benefit plans and disability benefits. The amounts of these benefits are set forth in the Cash Severance and Benefits Continuation rows of column (f) of the Potential Payment upon Termination or Change in Control table. Additionally, under the terms of the 1993 Plan and the awards made thereunder, all Performance Stock and Performance Cash would vest in the name of each executive as if the 200% target conditions had been met and all unexercisable stock options would vest and be exercisable. The aggregate value of these benefits is set forth in the Accelerated vesting of LTIs row of column (f) of the Potential Payment Upon Termination or Change in Control.

Under the ESERP, on a change in control, each of the named executive officers would become a full member of the ESERP entitled to five additional years of service. Additionally, if the named executive officer’s employment was thereafter terminated by the Company without cause or by the executive for Good Reason, the executive would be entitled to receive retirement benefits at age 55 without any actuarial reduction. To the extent the present value of this benefit exceeds the present value of the benefits payable to the named executive officers under the qualified plans, it will be paid to the officers in a lump sum calculated using discount rates and assumptions specified in the ESERP. The present value of each named executive officer’s accumulated retirement benefits in this circumstance is set forth in column (f) of the Potential Payments on Termination or Change in Control.

The 280G Excise Tax Gross Up line for each of the named executive officers shows the amount that would be payable to each officer under our Compensation Taxation Equalization Plan if the named executive officer were terminated without Cause on December 31, 2006 after a change in control of the Company. See “Benefits - Compensation Taxation Equalization Plan”.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Total ($) (e)
J. E. Akitt [1]		$18,357	$39,219	$57,576
C. A. Davis	$10,000	$68,730	$39,219	$117,949
A. G. Fernandes		$76,420	$39,219	$115,639
L. L. Hoynes		$76,368	$34,168	$110,536
B. C. Johnson		$76,415	$47,587	$124,002
W. P. Powell	$60,000	$13,730	$39,219	$112,949
J. R. Satrum	$60,000	$13,730	$39,219	$112,949
R. P. Sharpe		$71,595	$35,691	$107,286
J. R. Stanley	$5,000	$74,497	$39,219	$118,716

1	Mr. Akitt retired from our Board on May 2, 2006.

Effective January 1, 2006, our directors are paid partly in cash and partly with grants of restricted stock. These are explained in more detail below. Our director compensation program applies only to directors who are not employed by Cytec or any of its subsidiaries. Mr. Lilley is the only director employed by Cytec or any of its subsidiaries.

Annual Retainer Fee:    Each director is paid an annual retainer fee of $55,000 in cash. Chairs of committees of the Board also receive an additional $5,000 for such service, or $10,000 in the case of the chair of the Audit Committee. This annual retainer fee is paid in two semi-annual installments in arrears and is prorated if a director serves for only part of a calendar year. Directors may elect to receive their annual retainer fee in the form of a Deferred Stock Award. A Deferred Stock Award represents a phantom grant of Cytec’s common stock and is awarded under the 1993 Stock Plan. Dividend equivalents are paid on Deferred Stock Awards in the form of additional Deferred Stock Awards. Once a director is no longer serving as a director, the Deferred Stock Award is paid to the director in actual shares of our common stock either in a lump sum or over a period of up to 15 years depending on the director’s election. The $55,000 Annual Retainer fee is reflected in column (b) above for the two directors who receive this fee in cash and in column (c) of the table above for the six directors who receive this fee in the form of a Deferred Stock Award.

Restricted Stock Award:    We grant each director a Restricted Stock Award for $55,000 in value of Cytec common stock on the date of each Annual Meeting of Stockholders if the director is to continue in office past the date of that Annual Meeting. These awards are made pursuant to the 1993 Plan. The number of shares of Restricted Stock awarded is determined using the closing price of Cytec’s common stock on the date the award is granted. The Restricted Stock Awards vest on the third anniversary of the grant date if the recipient has not resigned from our Board or refused to stand for reelection. Directors may elect to defer vesting their Restricted Stock by receiving a Deferred Stock Award of equivalent value. Column (c) of the Director Compensation table includes $13,730 for each director, which represents the portion of the $55,000 Restricted Stock Award granted to each director in May 2006 that was recognized on the Company’s financial statements during 2006 in accordance with FAS 123R.

In accordance with the 1993 Plan, we also grant each director a Restricted Stock Award for $75,000 in value (prior to 2006, $38,437.50 in value) of Cytec Common Stock on the date he or she joins the Board. This Restricted Stock Award also vests on the third anniversary of the grant date if the recipient has not resigned from our Board or refused to stand for reelection. Restricted Stock Awards granted to our directors prior to 2006 vested in equal award installments over five years. Column (c) of the Director Compensation table includes $7,690 for Mr. Fernandes, $7,638 for Mr. Hoynes, $7,685 for Mr. Johnson, $2,865 for Mr. Sharp and $5,767 for Mr. Stanley, which represent the amounts recognized in our financial statements during 2006 in accordance with FAS 123R with respect to Restricted Stock Awards made to such directors when they first joined our Board.

At December 31, 2006, directors held unvested restricted stock awards as follows: Mr. Fernandes, 244 shares; Mr. Hoynes, 491 shares; Mr. Johnson, 411 shares and Mr. Sharpe, 809 shares. Prior to 2006, directors received an annual grant of options to buy 3,000 shares of our common stock instead of the annual grant of restricted stock described above. Because these options vest over three years, we continued to recognize the expense of these options on our financial statements in 2006 in accordance with FAS 123R and the amount so recognized is reflected in column (d) of the Director Compensation table. At December 31, 2006, directors held the following options to purchase our stock: Ms. Davis, 28,500 shares; Mr. Fernandes, 15,000 shares; Mr. Hoynes, 6,000 shares; Mr. Johnson, 10,500 shares; Mr. Powell, 34,500 shares; Mr. Satrum, 34,500 shares; Mr. Sharpe, 6,000 shares; and Mr. Stanley, 19,500 shares.

We require each director to attain and hold an ownership stake in our Company having a value equal to five times the annual cash retainer fee of $55,000. We think this requirement helps to align directors’ interests with those of stockholders. Directors must achieve the required ownership within five years from the later of their initial election to the Board or January 1, 2006, the date we increased the annual cash retainer fee to $55,000 in replacement of the previous compensation program which included a $25,000 annual retainer as well as per meeting fees. We determine stock ownership net of any shares with respect to which economic risk of ownership has been hedged. We include Deferred Stock Awards and Restricted Stock Awards as shares owned by a director even if the vesting condition has not yet been satisfied. We anticipate that all current directors will meet their ownership requirements by June 30, 2007, except for Messrs. Johnson and Rabaut, our two most recently elected directors, who are expected to meet their required levels within the five year period.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

We have reviewed and discussed with the management of Cytec the Compensation Discussion and Analysis section (the “CD&A”). Based on this review and our discussions with management, we recommended to the Board of Directors that the CD&A be included in Cytec’s Proxy Statement for Cytec’s 2007 Annual Shareholder Meeting.

We believe that the compensation program established for Cytec and described in the CD&A is strongly performance-driven and has contributed to retaining and motivating highly qualified management personnel.

Compensation and Management Development Committee

J. R. Satrum, Chairman            A. G. Fernandes            L. Hoynes            B. C. Johnson

February 1, 2007

PERFORMANCE GRAPH

The graph set forth below is based on the assumption that $100 had been invested in our common stock and in each index on December 31, 2001, with reinvestment of dividends at market prices. The total cumulative dollar returns represent the value such investments would have had on December 31, 2006.

Five-Year Cumulative Total Stockholder Return

	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05	Dec-06
Cytec Industries Inc.	$100	$101	$142	$192	$180	$215
S&P © 500	$100	$78	$100	$111	$117	$135
S&P © 500 Specialty Chemicals	$100	$113	$134	$155	$161	$197

Copyright © 2007, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

TIMELY SUBMISSION OF STOCKHOLDER PROPOSALS

We expect to hold the 2008 annual meeting of stockholders on April 17, 2008. Proposals which stockholders intend to present at such meeting must be received by us at our executive offices in West Paterson, New Jersey, by November 10, 2007, for inclusion in our notice, proxy statement and proxy relating to that meeting. In addition, our By-Laws provide that in order for any business not specified in the notice of meeting to be properly brought before a stockholders’ meeting by a stockholder, the stockholder must have given written notice to our Secretary which must be received at our principal office not less than 60 nor more than 90 days prior to the meeting. (If less than 75 days’ notice or public disclosure of the date of the meeting was given, then such notice must be received by the close of business on the 15th day following the date of notice or public disclosure of the date of the meeting). The notice must describe the business desired to be brought before the meeting, the name, record address and number and class and series of shares owned by the stockholder and any material interest of the stockholder in such business.

ATTENDANCE AT ANNUAL MEETING

The 2007 Annual Meeting of Stockholders will be held at 1:00 p.m. on April 19, 2007 at the Marriott Glenpointe Hotel, Teaneck, NJ 07666. Admission to the meeting is limited to our stockholders or their designated representatives (including “street name” stockholders who can show that they beneficially owned our common stock on the record date). One admission ticket to the meeting is attached to the proxy sent to each stockholder. If you intend to attend the meeting, please detach and retain the admission ticket and check the “will attend” box on the form of proxy itself to validate the admission ticket. Only ticket-holders will be admitted to the Annual Meeting.

OTHER MATTERS

We will pay the cost of soliciting proxies, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy material to the beneficial owners of common stock. In addition to the use of the mail, proxies may be solicited by our employees personally, by telephone, by telefax or by electronic communication. We have engaged Georgeson & Company Inc. to assist in the solicitation of proxies at a fee of $6,500 plus reimbursement of its out-of-pocket expenses.

If any further business not described in this proxy statement properly comes before the meeting, the persons named in the enclosed form of proxy will vote, in their discretion, as recommended by our Board of Directors or, if no recommendation is given, all in accordance with their best judgment. We did not have notice, in accordance with the By-Law described under “Timely Submission of Stockholder Proposals” of any additional matter intended to be brought before the meeting.

R. Smith

Secretary

The Compensation and Management Development Committee Report, the Performance Graph and the Audit Committee Report that appear in this proxy statement do not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporates the information by reference, and shall not otherwise be deemed “filed” under said Acts.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

1. ELECTION OF DIRECTORS – Term(s) to expire at 2010 Annual Meeting

FOR the election of				FOR	AGAINST	ABSTAIN

01 Chris A. Davis 02 Louis L. Hoynes, Jr. 03 William P. Powell	WITHHOLD AUTHORITY to vote for the Election of Directors		2. RATIFICATION OF KPMG LLP AS THE COMPANY’S AUDITORS FOR 2007	☐	☐	☐
☐	☐

To withhold authority to vote for the election of any individual
candidate, write that person’s name on this line.		Will attend annual meeting

☐
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Signature	Date	2007

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Ù  FOLD AND DETACH HERE  Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/cyt Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

CYTEC INDUSTRIES INC.

Annual Meeting

of

Common Stockholders

April 19, 2007

1:00 p.m.

Marriott at Glenpointe

Teaneck, NJ 07666

PROXY	CYTEC INDUSTRIES INC.	PROXY

ANNUAL MEETING OF COMMON STOCKHOLDERS

April 19, 2007

THIS PROXY IS SOLICITED ON BEHALF OF

THE COMPANY’S BOARD OF DIRECTORS

The undersigned hereby appoints D. Lilley, J. P. Cronin and R. Smith, and each of them jointly and severally, Proxies with full power of substitution, to vote as designated on the reverse side and, in their discretion, upon such other business as may properly come before the meeting, all shares of common stock of Cytec Industries Inc. held of record by the undersigned on February 23, 2007 at the Annual Meeting of Common Stockholders to be held on April 19, 2007 or any adjournment thereof.

If you are a participant in the Cytec Industries Inc. Employee Savings and Profit Sharing Plan, Employee Stock Purchase Plan or Employee Savings Plan, this proxy constitutes your direction to the Trustee of such plan to vote as directed on the reverse side your proportionate interest in the shares of common stock held in the plan. In order for the Trustee to receive your direction in time to vote, your proxy must be received by April 12, 2007. If your proxy is not received by April 12, 2007, the share equivalents credited to your account will be voted by the Trustee in the same proportion that it votes share equivalents for which it receives timely instructions from all plan participants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE TWO ITEMS IDENTIFIED ON THE REVERSE SIDE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE TWO ITEMS.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù  FOLD AND DETACH HERE  Ù

If you intend to attend the Annual Meeting, please be sure to check the

“will attend annual meeting” box on the reverse side of the Proxy.

DIRECTIONS:

The Marriott at Glenpointe is located at 100 Frank W. Burr Boulevard in Teaneck, New Jersey with direct access to Routes I-95 and I-80

FROM NEW YORK/GEORGE WASHINGTON BRIDGE:

Take Route I-95/I-80 local lanes to Exit 70 Teaneck.

FROM THE LINCOLN TUNNEL AND N.J. TURNPIKE:

Take the New Jersey Turnpike North to Exit 18W. Go straight through the toll plaza and follow signs for I-95 North. Stay in the local lanes to Exit 70. After exiting, follow signs for Teaneck/Exit 70B. The Hotel is on the right.

FROM ROUTE 4:

Take the Teaneck Road/Ridgefield Park Exit. Stay on Teaneck Road until you reach Degraw Avenue (5 traffic lights), and make a left. The Hotel is on the left at the next traffic light.

FROM THE GARDEN STATE PARKWAY & ROUTE 80 EAST:

Exit off the Garden State Parkway at Exit 159. Follow signs for Route I-80 East, stay in local lanes to Exit 70 then 70B - Teaneck. The Hotel will be on your right after crossing over the highway.

FROM TETERBORO AIRPORT:

Follow signs for Route I-80 East, local lanes to Exit 70 Teaneck to Exit 70B.